                          ARRANGERS' COMMITMENT LETTER


                                   31 May 2000

Koninklijke Numico N.V.
Rokkeveenseweg 49
2712 PJ Zoetermeer
The Netherlands

Attention:  Philip van Randwijk

Dear Sirs,

EURO 1,000,000,000 AND US$1,450,000,000 CREDIT FACILITY (INCORPORATING A EURO 1,000,000,000 364 DAY TERM LOAN WITH A ONE YEAR EXTENSION OPTION, A US$1,150,000,000 FIVE YEAR TERM LOAN AND A US$300,000,000 FIVE YEAR REVOLVING CREDIT FACILITY (THE "FACILITY").

COMMITMENT LETTER

         You have advised us that Koninklijke Numico N.V. (the "PARENT") desires to establish the Facility, the proceeds of which will be used by the Parent or any of the Parent's wholly-owned subsidiaries (the "PARENT GROUP") to finance the acquisition of Rexall Sundown, Inc. ("PROJECT PLANET") and/or to refinance existing indebtedness of the Parent Group and Rexall Sundown Inc. and its subsidiaries and for general corporate purposes (including, but not limited to, the reorganisation of the Dutch subsidiaries of the Parent).

         1. COMMITMENT TERMS. Deutsche Bank AG ("DEUTSCHE BANK"), Fortis Bank N.V. ("FORTIS"), ING Bank N.V. ("ING"), Rabobank International ("RABOBANK") and Salomon Brothers International Limited ("SBIL") (each an "ARRANGER" and together the "ARRANGERS") are pleased to inform you of each of their agreement to act as arrangers of the Facility and AC Financial Services Dublin ("AC FINANCIAL"), ING, Deutsche Bank, Rabobank and Citibank, N.A. ("CITIBANK") are pleased to inform you of their commitments to provide, either by themselves or by one of their affiliates (as set out below) (each an "UNDERWRITER" and together the "UNDERWRITERS"), the entire amount of the Facility, subject to the terms and conditions described in this Commitment Letter and the attached Summary of Terms and Conditions (the "TERMS AND CONDITIONS"). This Commitment Letter should be read in conjunction with the fee letter (the "FEE LETTER") and the agency fee letter (the "AGENCY FEE LETTER") each dated the same date as this Commitment Letter (together the "FEE LETTERS"). This Commitment Letter, the Terms and Conditions, the Fee Letter and the Agency Fee Letter are referred to collectively as the "COMMITMENT DOCUMENTS". Terms defined in the Terms and Conditions shall unless otherwise defined, have the same meaning herein.

         Each Underwriter severally commits to underwrite the amount set forth below:


         UNDERWRITER                      TRANCHE A                TRANCHE B            TRANCHE C
        AC Financial                   Euro 200,000,000          $230,000,000          $60,000,000
        Citibank                       Euro 200,000,000          $230,000,000          $60,000,000
        Deutsche Bank                  Euro 200,000,000          $230,000,000          $60,000,000
        ING                            Euro 200,000,000          $230,000,000          $60,000,000
        Rabobank                       Euro 200,000,000          $230,000,000          $60,000,000
        Total                        Euro 1,000,000,000        $1,150,000,000         $300,000,000

         The commitment of each Underwriter is several and failure by one Underwriter to perform its obligations hereunder shall not prejudice the rights of any other Underwriter. Each Underwriter may, except as otherwise stated, enforce its rights separately. No Underwriter shall be responsible for the obligations of any other Underwriter.

         2. CONDITIONS PRECEDENT. Each of the Arranger's respective agreements and each of the Underwriter's respective commitments hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement (the "CREDIT AGREEMENT") incorporating, INTER ALIA, the terms and conditions outlined in the Terms and Conditions (which set out the material commercial terms of the Credit Agreement); (ii) in the Arrangers' and Underwriters' collective opinion, the absence of a material adverse change in (A) the business, financial condition or prospects of the Parent or the Parent and its subsidiaries taken as a whole since 31 December 1999 and (B) the loan syndication, financial or capital market conditions generally that, in the Arrangers' and Underwriters' collective opinion, would materially impair syndication of the Facility; (iii) the accuracy and completeness in all material respects of the factual information contained in the package of written information provided to each of the Arrangers and Underwriters and of all written factual information provided to the Arrangers and Underwriters hereafter and your compliance with the terms of the Commitment Documents; and (iv) the payment in full of all fees, expenses and other amounts due and payable under the Fee Letters.

         3.       SYNDICATION.

                  3.1 The Arrangers and the Underwriters reserve the right from 9 June 2000, such date being the "SYNDICATION DATE", until the earlier of the date upon which the Arrangers and the Underwriters declare that syndication has closed or 31 December 2000, such date being the "SYNDICATION CLOSING DATE", to syndicate all or a portion of their commitment to one or more other financial institutions (the financial institutions becoming parties to the Credit Agreement being collectively referred to herein as the "LENDERS").

                  3.2 The Arrangers will act as arrangers with respect to the Facility and will manage all aspects of the syndication in consultation with you. You understand that the Arrangers intend to commence syndication efforts promptly from the Syndication Date.

                  3.3 You agree to take all action as the Arrangers and the Underwriters may reasonably request to assist it in forming a syndicate acceptable to it. Your assistance in forming such a syndicate shall include but not be limited to: (i) making senior management and representatives of you available to participate in information meetings with potential Lenders at such times and places as may be mutually agreed; (ii) using your reasonable efforts to ensure that the syndication efforts benefit from your lending relationships and (iii) providing the Arrangers and the Underwriters with all information of a type commonly provided or made available to successfully complete the syndication of credit facilities including, without limitation, the preparation of an Information Memorandum in respect of the Facility for distribution to potential Lenders.

                  3.4 To ensure an orderly and effective syndication of the Facility, you agree that until the Syndication Closing Date, you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorise the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility (including the establishment of a series of bilateral arrangements) or debt securities (including any renewals thereof) in the commercial bank (or capital) markets other than:

                           (i) the proposed Bridge Loan in an amount of Euro 1,050,000,000;

                           (ii) the proposed Convertible Bond in an amount of approximately Euro 700,000,000 (being subordinated to the Facility and with a maturity greater than the Facility);

                           (iii) the renewal of existing overdraft facilities (including in Rexall Sundown, Inc.);

                           (iv)     the existing Belgian commercial paper
         program; or

                           (v)      with the prior written consent of the
         Arrangers.

                  3.5 You agree that the Arrangers will act as the sole arrangers for the Facility, that ING will act as Facility Agent and as documentation agent and Deutsche Bank and SBIL will act as bookrunners and that no additional arrangers, co-arrangers or agents will be appointed, or other titles conferred, without the Arrangers' consent. You agree that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided for in the Fee Letter, the Agency Fee Letter or in the Terms and Conditions.

                  3.6 The agreements of the Arrangers and Underwriters hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of you and may not be relied upon by any other person.

         4. MARKET CONDITIONS. You agree that, without prejudice to the provisions hereof, the Arrangers and Underwriters have the right at any time from the date of this Commitment Letter up to and including the Syndication Closing Date to change the pricing and the tenor of the Facility if such change is advisable in the judgment of the Arrangers and the Underwriters to ensure a successful syndication of the Facility (successful syndication being for these purposes that each of the Underwriters as a result of such syndication, has reduced its underwriting commitment to Euro 250,000,000 (or less)). If the Arrangers and Underwriters determine that such changes are necessary, they will consult with you for a period of up to 5 days about such changes.

         5. COMMITMENT TERMINATION. Each Arranger's agreement and each Underwriter's commitment set forth under paragraph 1 of this Commitment Letter will terminate on (a) if the Offer is not extended, the earlier of the execution of the Credit Agreement and 9 June 2000 and (b) if the Offer is extended, the earlier of the execution of the Credit Agreement and 21 Business Days after 3 June 2000. Prior to such date, this Commitment Letter may be terminated (i) by you at any time at your option after payment of all fees, expenses and other amounts then payable under the Commitment Documents or (ii) by the Arrangers and Underwriters if the Arrangers and Underwriters believe collectively that any condition set forth in paragraph 2 can no longer be satisfied. The provisions of the Fee Letter and paragraphs 3, 4, 6, 7 and 9 shall survive the expiration or termination of this Commitment Letter.

         6.       INDEMNIFICATION.

                  6.1 Whether or not the Facility is consummated you hereby indemnify and agree to hold harmless each Arranger, each Underwriter and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party by reason of that party acting in its capacity as an Arranger or Underwriter (as the case may be), in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto (each a "PROCEEDING"), arising out of or in connection with or relating to the Commitment Documents, whether or not such investigation, litigation or proceeding is brought by you, any of your shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Party's negligence, wilful misconduct or any breach of the Commitment Documents by the Indemnified Party.

                  6.2      Any Indemnified Party intending to invoke paragraph
1.1 shall give prompt notice in writing to you upon it becoming aware of any actual or potential claim, damage, loss, cost or expense, and you shall thereafter be entitled to be joined as party in any proceeding and/or to give directions to the relevant Indemnified Party in relation to the conduct of such proceeding PROVIDED THAT (i) you give prompt notice in writing of your intention to give such directions to the Indemnified Party, (ii) you give such directions taking into account at all times the business sensitivities and franchise position of the Indemnified Party and (iii) you do not give directions in respect of regulatory or supervisory proceedings of any governmental authority or other similar proceedings.

                  6.3 No Indemnified Party shall settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate (each a "SETTLEMENT") any such proceeding without your prior written consent (such consent not to be unreasonably withheld or delayed, taking into account without limitation the cost to you and that Indemnified Party of continuing, the likely outcome of that proceeding and the adverse effects (actual or potential) on the business interests and/or reputation of you and that Indemnified Party of not settling). You shall not be liable to indemnify any Indemnified Party for any settlement of any proceeding made or effected without your prior written consent.

                  6.4 You will lose your right to give directions in relation to any proceedings if (i) you breach any obligations hereunder or (ii) at the written request of the Indemnified Party, and in respect of (ii) your obligation to indemnify the Indemnified Party will cease on the date of such request.

                  6.5 You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any of your shareholders or creditors for or in connection with the transactions referred to above, except to the extent such liability results from such Indemnified Party's negligence, wilful misconduct or any breach of the Commitment Documents by the Indemnified Party.

                  6.6 The Contracts (Rights of Third Parties) Act 1999 shall only apply to this paragraph 6 and only for the benefit of the Indemnified Parties.

         7.       CONFIDENTIALITY.

                  7.1 You agree that the Commitment Documents are for your confidential use only and that neither their existence nor the terms thereof will be disclosed by you to any person other than your officers, directors, employees, accountants, lawyers and other advisors, or those parties (and their officers, directors, employees, accountants, lawyers and other advisors) involved in the Project Planet negotiations, and then only on a "need to know" basis in connection with the transactions contemplated thereby and on a confidential basis. Notwithstanding the foregoing, following your return of your executed copies of the Commitment Documents to the Facility Agent as provided below, you may make such other public disclosures of the terms and conditions hereof as (i) you are required by applicable law or regulation (whether of the Amsterdam Stock Exchange or otherwise) to make; (ii) are otherwise publicly available; or (iii) are necessary to maintain your rights under the Commitment Documents.

                  7.2 You should be aware that each Arranger and/or each Underwriter may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with each Arranger's and each Underwriter's longstanding policy to hold in confidence the affairs of its customers, no Arranger nor any Underwriter will furnish confidential information obtained from you to any of its other customers. By the same token, none of the Arrangers nor any Underwriter will make available to you confidential information that it obtained or may obtain from any other customer.

         8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. You represent and warrant to each Arranger and each Underwriter that (i) all written information provided to each Arranger and each Underwriter, and any further written information provided to each Arranger and each Underwriter after the date hereof by you or your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, (ii) all financial projections, (if any), that have been or will be prepared by the Arrangers or the Underwriters and approved by the Parent are based upon assumptions considered by you to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that the projections will be realised) and (iii) you are not in possession of any information which would result in you concluding that the latest published financial statements of Rexall Sundown Inc. are not true and accurate in any material respect. You agree, as close as is reasonably practicable to the Syndication Closing Date, to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain correct.

         9. GOVERNING LAW/JURISDICTION. The Commitment Documents shall be governed by, and construed in accordance with, the laws of England and Wales. The parties hereto submit to the non-exclusive jurisdiction of the English court and waive any defence of inconvenient forum which may be available.

         10. ENTIRE AGREEMENT. The Commitment Documents set forth the entire agreement between the parties with respect to the matters addressed therein and supersede all prior communications, written or oral, with respect thereto and may only be modified in writing. Delivery of an executed signature page to any Commitment Document by facsimile shall be as effective as delivery of a manually executed document.

         Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter, the Fee Letter and the Agency Fee Letter and returning them to Digna Hiel at ING Bank N.V. at or before 5:00 p.m. (London time) on 31 May 2000, the time at which the commitment offer of each Underwriter set forth above (if not so accepted prior thereto) will expire. If you elect to deliver the above documents by facsimile, please arrange for the executed originals to follow by next-day courier.

                                         Yours faithfully,

DEUTSCHE BANK AG                         ING BANK N.V.


By: /s/ Olivier Cebelieu                 By: /s/ Digna Hiel
   --------------------------------          -------------------------------
Title: Vice President                    Title: Assistant Director


By: /s/ Goetz Laue                       By: /s/ N.J. Klein
   --------------------------------          -------------------------------
Title: Director                          Title: Senior Relationship Manager

SALOMON BROTHERS
INTERNATIONAL LIMITED (AS
ARRANGER)                                CITIBANK, N.A. (AS UNDERWRITER)


By: /s/ John Stafford                    By: /s/ John Stafford
   --------------------------------          -------------------------------
Title: Director                          Title:  Vice President


                                         AC FINANCIAL SERVICES DUBLIN
FORTIS BANK N.V. (AS ARRANGER)           (AS UNDERWRITER)


By: /s/ Marie-Victoire Vranckx           By: /s/ Marie-Victoire Vranckx
   --------------------------------          --------------------------------
Title: Deputy Director                   Title: By Power of Attorney



COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK
B.A. (TRADING AS RABOBANK
INTERNATIONAL)


By: /s/ Rick Llewellyn                   By: /s/ Robert Halcrow
   --------------------------------          --------------------------------
Title: Associate Director                Title: Managing Director


         We agree and accept the above.

KONINKLIJKE NUMICO N.V.


By: /s/ A.H. Eenink
   --------------------------------
Title: Director                        Date:  31 May 2000

                                 PROJECT PLANET
                            KONINKLIJKE NUMICO N.V.
                               LONG TERM FACILITY

                        SUMMARY OF TERMS AND CONDITIONS

BORROWERS:                 Koninklijke Numico N.V. (the "PARENT"), Numico
                           Nationaal B.V., Nutricia International B.V.,
                           Pharmafoods B.V. and any other wholly owned subsidiaries of the Parent (not including any subsidiaries incorporated in the UK) which it may designate from time to time.

GUARANTORS:                Koninklijke Numico N.V., Nutricia International B.V.,
                           Numico Nationaal B.V., Pharmafoods B.V. and any other wholly owned subsidiaries of the Parent (not including any subsidiaries incorporated in the UK) which it may designate from time to time.

AMOUNTS:                   Euro 1,000,000,000 and US$1,450,000,000 (or its
                           equivalent in euro, or any other freely available euro-currency, subject to all Lenders' availability provided that only euros and pounds sterling are available under Tranche C).

FACILITY:                  The Facility will be divided into three tranches:

                           TRANCHE A:   A committed Euro 1,000,000,000 364 day
                                        term loan with a one year extension
                                        option, (which may be exercised at any
                                        time up to 10 days prior to day 364 (the
                                        "EXTENSION DATE")), available by way of
                                        cash advances ("ADVANCES").

                           TRANCHE B:   A committed $1,150,000,000 5 year
                                        amortising term loan, available by way
                                        of Advances.

                           TRANCHE C:   A committed $300,000,000 5 year
                                        revolving credit facility, available by
                                        way of Advances.

PURPOSE:                   (1)      To finance the acquisition of a majority of
                                    the Common Stock of Rexall Sundown Inc.
                                    ("PROJECT PLANET").

                           (2) For refinancing of existing indebtedness of the Parent and its subsidiaries and Rexall Sundown Inc and its subsidiaries.

                           (3) For general corporate purposes including, but not limited to, the refinancing of the Dutch operating subsidiaries.

ARRANGERS:                 Deutsche Bank AG, Fortis Bank N.V., ING Bank N.V.,
                           Rabobank International and Salomon Brothers
                           International Ltd.

UNDERWRITERS:              AC Financial Services Dublin, Citibank, N.A.,
                           Deutsche Bank AG, ING Bank N.V. and Rabobank
                           International.

FACILITY AGENT AND
DOCUMENTATION AGENT:       ING Bank N.V.

LENDERS: Syndicate of financial institutions acceptable to the Arrangers.

MATERIAL SUBSIDIARIES:     Subsidiaries of the Parent (direct or indirect) whose
                           gross assets or net sales represent not less than 5% of the consolidated gross assets or, as the case may be, consolidated net sales of the Group.

CLOSING DATE:              The date on which the loan documentation is to be
                           signed, anticipated to occur on or prior to 9 June
                           2000.

AVAILABILITY PERIOD:       (FOR TRANCHE A):         5 months after Closing Date.
                                                    Any Commitments undrawn by
                                                    that date will be cancelled.

                           (FOR TRANCHE B):         5 months after Closing Date.
                                                    Any commitments undrawn by
                                                    that date will be cancelled.

                           (FOR TRANCHE C):         One month prior to the Final
                                                    Maturity Date.

FINAL MATURITY DATE:       (FOR TRANCHE A):         364 days from the Closing
                                                    Date provided that if the
                                                    extension option is
                                                    exercised it will be one
                                                    year after the Extension
                                                    Date.

                           (FOR TRANCHES B AND C):  The earlier of, the fifth
                                                    anniversary of the Closing
                                                    Date or the date at least 3
                                                    months prior to the maturity
                                                    date for the proposed
                                                    Convertible Bond.

REPAYMENT SCHEDULE:        (FOR TRANCHE B)          REPAYMENT DATE   AMOUNT

                                                      Year 1      $225,000,000
                                                      Year 2      $225,000,000
                                                      Year 3      $225,000,000
                                                      Year 4      $225,000,000
                                                      Year 5      $250,000,000

                           Each of the above shall be made in equal semi-annual instalments commencing 6 months after the Closing Date.

BORROWINGS:                Advances under Tranches A and B shall be in minimum
                           principal amounts of Euro/$100,000,000 (as applicable) or, if greater, integral multiples thereof. Advances under Tranche C shall be in minimum principal amounts of $25,000,000 or integral multiples of $5,000,000. All Advances shall be made by the Lenders rateably in proportion to their respective commitments. After Completion of
                           Syndication, Advances will be available upon notice no later than 10:00 a.m. (Amsterdam time) four business days before the date of drawing. No more than 3 separate Advances may be outstanding at any time under each of Tranches A and B and no more than 10 separate Advances under Tranche C may be outstanding at any time.

CURRENCY REVALUATION:      If any term loan is outstanding in an optional
                           currency, the outstanding amount will be revalued against the US Dollar amount of the loan at the start of each interest period and an adjustment will be made if the actual amount of the loan exceeds the original US Dollar amount, subject to a tolerance level of 5%.

TRANCHE C AVAILABILITY:    From the Closing Date and prior to the end of the
                           relevant Availability Period, a Borrower may, subject to the terms of the Facility, borrow, repay and reborrow.

APPLICABLE MARGIN:         0.75% p.a. for the period commencing on the Closing
                           Date and ending on the later of either the day falling 3 months after the Closing Date or the day the Equity Package has been completed, thereafter 0.55% p.a.

                           In addition, starting on the date that the Facility Agent receives the audited financial statements for the financial year ending 31 December 2000, the Applicable Margin will be subject to revision (for the avoidance of doubt, by way of an increase as well as a decrease) in relation to outstanding Advances in accordance with the following grid by reference to the most recently delivered financial statements and compliance certificates (tested on a rolling 12 month basis):

                           If

                            Total Senior Net Debt/EBITDA < 3.00:1 greater than
                            or equal to 2.5:1                         0.50% p.a.

                            Total Senior Net Debt/EBITDA  < 2.5:1     0.40% p.a.

INTEREST RATES:            Advances will bear interest at a rate per annum
                           equal to EURIBOR (or in currencies other than euro, LIBOR) plus the Applicable Margin plus mandatory costs. EURIBOR, or as the case may be, LIBOR shall be determined by reference to the relevant Telerate screen or, if not available, as quoted by the Reference Banks for the relevant currency and interest period, averaged and rounded up to 4 decimal places.

REFERENCE BANKS:           ING Bank N.V., together with Deutsche Bank AG and
                           Citibank N.A.

INTEREST PERIODS:          One, two, three or six months at the relevant
                           Borrower's option or such other periods as agreed by the Facility Agent. The Facility Agent shall determine Interest Periods until the Syndication
                           Closing Date.

INTEREST PAYMENTS:         Interest on Advances will be payable in arrears at
                           the end of each Interest Period and semi-annually in the case of Interest Periods in excess of 6 months.
                           Interest to be computed on a 360 day basis for US
                           Dollars, Euros and optional currencies (save for pounds sterling where it shall be a 365 day basis) and the number of actual days elapsed.

OPTIONAL COMMITMENT        A Borrower will have the right, upon at least 5
REDUCTION:                 business days' notice, to terminate or cancel, in
                           whole or in part, the unused portion of Tranche C, provided that each partial reduction shall be in an amount of $10,000,000 or an integral multiple or $5,000,000. Commitment reductions shall be applied rateably to all Lenders' Commitments. Once terminated, a Commitment cannot be reinstated.

REPAYMENTS:                Each Tranche C Advance shall be repaid in full at
                           the end of each Interest Period. No Advances will mature after the Final Maturity Date.

OPTIONAL PREPAYMENTS:      Advances may be prepaid without penalty, in an
                           amount of Euro/$100,000,000 or integral multiples of Euro/$50,000,000 on 5 business days' notice, subject to reimbursement by the relevant Borrower for any broken funding losses suffered by the Lenders.
                           Prepayments shall be applied rateably to all Lenders' Advances in respect of the relevant
                           Tranche. If any amount of Tranches A or B is prepaid, no part thereof may be reborrowed.

COMMITMENT FEE:            (TRANCHES A, B AND C): 50%of Applicable Margin.

                           Calculated on a 360-day basis and on the unused portion of the Facility, commencing 10 days after the Closing Date in relation to Tranches A and B and on the Closing Date in relation to Tranche C. Payable quarterly in arrears, and on the date of termination of the Commitments.

ARRANGEMENT AND            As set forth in the Fee Letter between the Arrangers,
UNDERWRITING FEE:          the Underwriters and the Parent.

ANNUAL AGENCY FEE:         As set forth in the Agency Fee Letter between the
                           Facility Agent and the Parent.

LOAN DOCUMENTATION:        The Facility will be subject to preparation,
                           execution and delivery of mutually acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customarily found in the standard loan documentation for similar financings but based upon the Parent's existing syndication loan documentation entered into in November 1999 together, in relation to the US acquisition provisions, with the provisions of the syndicated loan agreement dated August 1999 where appropriate, including, but not limited to, those set out below. Thresholds and baskets for covenants to be agreed in the light of Project Planet.

CONDITIONS PRECEDENT TO    -        Payment of all accrued fees and expenses in
INITIAL ADVANCE:                    accordance with the provisions of the Fee
                                    Letters.

                           -        The execution and delivery of the
                                    following, in form and substance
                                    satisfactory to the Lenders: (i) board
                                    resolutions or other evidence of
                                    corporate authorisation; (ii) authorised signatory list; and (iii) legal opinions from counsel for the Borrowers and counsel for the Arrangers.

                           -        Copy of all Offer Documents and
                                    confirmation that no amendments or
                                    waivers thereto in respect of extension
                                    of offer period, change in offer price
                                    and acceptance levels.

                           - Certificate of Parent relating to Project Planet in a form to be agreed (including confirmation of the purchase of a majority of the Common Stock of Rexall Sundown Inc.).

                           -        Constitutive documents of Obligors.

                           - Receipt of relevant consents, regulatory and corporate approvals.

                           -        Process Agent Letters.

                           - Confirmation of the cancellation and repayment of the existing syndicated facility.

                           - Receipt of the proceeds of the Bridge Loan in an amount of Euro 1,050,000,000.

CONDITIONS PRECEDENT TO    -        All repeated representations and warranties
ALL DRAWINGS:                       are true on and as of the date of the
                                    drawing/rollover of the Advance, before
                                    and after giving effect to such and to
                                    the application for the proceeds
                                    therefrom, as though made on and as of
                                    such date.

                           - No Event of Default or Potential Event of Default has occurred and is continuing, or would result from the drawing of new Advances.

                           - Potential Events of Default to be defined as events which will become (with the expiry of any grace period, the giving of notice, the making of any determination under the Agreement or any combination thereof) Events of Default.

REPRESENTATIONS AND
WARRANTIES:                -          Legal status.

                           -          Corporate powers.

                           -          Authorisations.

                           -          Binding obligations.

                           -          Legality and contraventions.

                           -          Borrowing limit.

                           -          No Event of Default or Potential Event of
                                      Default.

                           -          Ranking and obligations.

                           -          Stamp Duty.

                           -          Accounts.

                           -          Litigation.

                           -          No default.

                           -          Change in Business
                                      Condition.

                           -          Encumbrances.

                           -          Written Information.

                           -          Winding up.

                           -          Environmental Compliance.

                           -          Environmental Claims.

                           -          Licences and Consents.

                           -          No deduction or withholding.

                           -          Ownership of the Borrowers.

                           -          Acquisition funding.

                           -          Acquisition Terms.

                           -          Use of proceeds.

                           -          Intellectual Property.

                           - Certain representations to be repeated from time to time.

                           -          Clean-up periods.

COVENANTS:                 -          Financial covenants (determined on the
                                      basis of the Parent's consolidated
                                      statements):

                                      (i)   EBITDA to Net Interest Expense

                                            Period ending 31 December 2000                4.00:1
                                            Period ending 31 December 2001                4.50:1
                                            Thereafter                                    4.50:1

                                      (ii)  Total Senior Net Debt to EBITDA

                                            Period ending 31 December 2000                3.25:1
                                            Period ending 31 December 2001                2.75:1
                                            Period ending 31 December 2002                2.50:1
                                            Thereafter                                    2.50:1



                           Such ratios shall be tested for the first time on delivery of financial statements of the Parent for the year ending 31 December 2000 and thereafter to be tested (on a rolling 12 month basis) semi-annually or (if available) quarterly.

                           -   Information to include:

                               -  annual audited financial
                                  statements;

                               -  semi annual financial
                                  statements;

                               -  quarterly financial
                                  statements to the extent
                                  prepared and published;

                               -  compliance certificate;

                               -  other information.

                           -   Ranking of Obligations.

                           -   Legality of Performance.

                                 -          Negative Pledge.

                                 -          Disposal of Assets.

                                 -          Acquisitions.

                                 -          Carry on Business.

                                 -          Compliance with laws.

                                 -          Insurance.

                                 -          Variation or waiver.

                                 -          Offer.

                                 -          Syndication.

                                 -          Use of proceeds.

                                 -          Intellectual property.

                                 - Issuer of Convertible Bonds will be the Parent and subordination thereof.

                                 -          Information.

                                 -          Notification of Events of Default.

                                 -          Material Litigation.

                                 -          Environmental Compliance.

                                 - Until the delivery of the Compliance Certificate for the annual audited financial statements for the year ending 31 December 2000, no
                                            Incurrence of Additional Financial
                                            Indebtedness in the Group in excess
                                            of the sum of (i) Euro 100,000,000;
                                            and (ii) (without double-counting)
                                            the proposed Convertible Bond in an
                                            amount of approximately Euro
                                            700,000,000.

                                 -          Non Obligors shall not incur
                                            Additional Financial Indebtedness
                                            beyond amounts to be agreed.

                                 -          Completion of the merger within a
                                            time period to be agreed.

                                 - To implement agreed hedging policy described in writing to the Facility Agent.

EVENTS OF DEFAULT:               -          Non-payment.

                                 -          Specific Covenants.

                                 -          Other defaults.

                                 -          Untrue Statements.

                                 -          Cross Default.

                                 -          Insolvency and Reorganisation.

                                 -          Enforcement of Security.

                                 -          Attachment or distress.

                                 -          Inability to pay debts

                                 -          Insolvency equivalence.

                                 -          Unlawfulness or repudiation.

                                 -          Material adverse change.

                                 -          Litigation.

                                 -          Approvals and authorisations.

                                 -          Validity.

MANDATORY PREPAYMENT:           (a)         In full on any merger or change of
                                            control, with appropriate notice
                                            periods; and

                                 (b) out of the net proceeds of certain permitted disposals subject to certain de minimis amounts depending on the Total Net Debt to EBITDA ratio at the time of such disposal; and

                                 (c)        any public debt capital markets
                                            issues with a tenor of greater than
                                            2 years, other than the Equity Issue
                                            and the Convertible Bonds,

                                 in the case of (b) to prepay Tranche B in inverse order of maturity and then Tranche A and in the case of (c) to prepay Tranche A and then Tranche B in inverse order of maturity.

OTHER:                           Loan documentation will include:

                                 -          Indemnification of Facility Agent
                                            and Lenders and the respective
                                            affiliates, officers, directors,
                                            employees, agents and advisors.

                                 -          Set off.

                                 -          Illegality

                                 -          Customary agency language.

                                 - Majority Lenders will be defined as those holding at least 66-2/3% of outstandings or, if none,
                                            Commitments.

TRANSFERS AND PARTICIPATIONS:    Each Lender will have the right to transfer or
                                 assign to one or more persons all or a portion of its rights and obligations under the Facility. Upon such transfer or assignment, the transferee or assignee shall become a Lender for all purposes of the loan documentation. Any transferee shall pay to the Facility Agent a fee of Euro 1,000.

                                 No transfers will be accepted until the
                                 Arrangers have declared the close of
                                 Syndication.

YIELD PROTECTION:                All payments made free and clear of any present
                                 or future taxes, withholdings or other
                                 deductions whatsoever imposed or withheld in The Netherlands or any jurisdiction in or through which payments are made (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Parent will indemnify the Lenders and the Facility
                                 Agent for such taxes paid by the Lenders or the Facility Agent.

                                 Yield protection for increased capital and liquidity costs and broken funding costs will also be included.

GOVERNING LAW AND JURISDICTION:  The Facility will be governed by the laws of
                                 England and the parties will submit to the non-exclusive jurisdiction of the English Courts.

 COUNSEL TO THE ARRANGERS:       Clifford Chance.

 EXPENSES:                       All reasonable costs and expenses incurred (i)
                                 by the Facility Agent and/or the Arrangers in connection with the preparation, execution, delivery, modification, amendment, syndication and administration of the loan documentation
                                 (including reasonable fees and expenses of counsel to the Facility Agent) or (ii) by the Facility Agent, the Arrangers or any Lender in connection with the enforcement of the loan documentation (including reasonable fees and expenses of counsel), are for the Borrowers' account.